Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of Brown Shoe Company, Inc. of our report dated March 20, 2007, except for the third paragraph of Note 14, as to which the date is April 2, 2007, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. We also consent to the incorporation by reference in the following registration statements of Brown Shoe Company, Inc. of our report dated March 20, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Brown Shoe Company, Inc., included in the Annual Report (Form 10-K) for the year ended February 3, 2007.

Form Number	Registration Statement Number	Description

Form S-8	2-58347	Stock Purchase Plan of 1977, as amended
Form S-8	33-58751	Stock Option and Restricted Stock Plan of 1994, as amended
Form S-8	33-83717	Incentive and Stock Compensation Plan of 1999
Form S-8	33-65900	Brown Shoe Company, Inc. 401(k) Savings Plan
Form S-8 Form S-8	333-89014 333-134496	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002 Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended

/s/ Ernst & Young LLP

St. Louis, Missouri
April 2, 2007